EXHIBIT 21.01

CERIDIAN CORPORATION

SUBSIDIARIES

FEBRUARY 1, 2007

Subsidiaries and Their Affiliates:	State or Other Jurisdiction of Incorporation

ABR Information Services, Inc.	Florida
ABR Properties, Inc.	Florida
Ceridian Benefits Services, Inc.	Florida
Ceridian Retirement Plan Services, Inc.	California
Ceridian Canada Holdings, Inc.	Delaware
Ceridian Canada Ltd.	Canada
Ceridian Holdings U.K. Limited	United Kingdom
Ceridian UK Limited	United Kingdom
Ceridian (Mauritius) Ltd.	Mauritius
Ceridian Performance Partners Limited	United Kingdom
Ceridian Limited	Irish Republic
Ceridian Recruiting Solutions, Inc.	Delaware
Ceridian Tax Service, Inc.	Delaware
Comdata Network, Inc.	Maryland
Comdata Bank, Inc.	Utah
Comdata Funding Corporation	Delaware
Comdata Network Inc. of California	California
Comdata Network, Inc. of Mexico	Tennessee
Comdata Processing Systems, Inc.	Delaware
Comdata Stored Value Solutions, Inc.	Delaware
Comdata Telecommunications Services, Inc.	Delaware
Permicom Permits Services, Inc.	Canada
FTB Insurance Agency, Inc.	Minnesota

Certain subsidiaries, which in the aggregate would not constitute a significant subsidiary, are omitted from this listing.